Exhibit (h)(2)

FORESIDE FINANCIAL SERVICES, LLC

DEALER AGREEMENT

TCG STRATEGIC INCOME FUND

This agreement is made and effective as of this _____ day of _________________, 20__, by and between Foreside Financial Services, LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

WHEREAS, TCG Strategic Income Fund (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Dealer. Dealer represents that it is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Dealer agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Shares. In addition, Dealer shall notify Distributor immediately in the event Dealer’s status as a member of FINRA or SIPC changes. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of each registration statement and prospectus for the Fund.

2. Qualification of Shares. The Fund will make available to Dealer a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Shares to its customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3. Orders. All orders Dealer submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Dealer will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for its customers, Dealer shall not withhold placing customers’ orders for any Shares so as to profit Dealer or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Dealer is hereby authorized to place orders directly with the Fund for the purchase of Shares. All purchase orders Dealer submits are subject to acceptance or rejection, and Distributor reserves the right to suspend or limit the sale of Shares. Dealer is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at net asset value (“NAV”) per share on the relevant subscription date, as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of closed-end funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Shares from or through Dealer, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5. Sales Charges and Concessions. On each purchase of Shares by Dealer (but not including the reinvestment of any dividends or distributions), Dealer shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. The Fund reserves the right to waive sales charges. Dealer represents that it is eligible to receive any such sales charges and concessions paid to it under this section.

6. Transactions in Shares. With respect to all orders Dealer places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Dealer cancels the trade for any reason, Dealer shall be responsible for any loss resulting to the Fund or to Distributor from Dealer’s failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures. Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Dealer shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Indemnification. Dealer shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from any breach by Dealer of any provision of this agreement.

9. Anti-Money Laundering Compliance. Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. Dealer shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with AML Laws. Dealer also shall provide for screening its own new and existing customers against the Office of Foreign Assets Control list and any other government list that is or becomes required under the AML Acts.

10. Privacy. The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11. Distribution and/or Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Fund’s board (the “Board”) which operates in a manner consistent with Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix A, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for distribution, shareholder or administrative services, as described therein. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

12. Shareholder Servicing Fee. Subject to and in accordance with the terms of each Prospectus, the Fund has adopted a Shareholder Servicing Plan by which Authorized Service Providers may receive a fee for providing certain services to their customers who own Shares. If applicable, Dealer agrees to enter into a separate Shareholder Services Agreement with the Fund.

13. Amendments. This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered as Dealer’s main office from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

14. Termination. This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Dealer’s suspension or expulsion from FINRA will automatically terminate this agreement without notice. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

15. Assignment. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Dealer’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

16. Notices. All notices and other communications to Distributor shall be sent to it at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Department, or at such other address as Distributor may designate in writing. All notices and other communications to Dealer shall be sent to it at the address set forth below or at such other address as Dealer may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

17. Authorization. Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

18. Directed Brokerage Prohibitions. Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Dealer for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) of the 1940 Act.

19. Arbitration. Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20. Miscellaneous. This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FINANCIAL SERVICES, LLC

By:

Name:

Title:

[DEALER NAME]

By:

Name:

Title:

Address of Dealer:

Operations Contact:

Name:

Phone:

Email:

APPENDIX A

FORESIDE FINANCIAL SERVICES, LLC

DISTRIBUTION/SERVICE FEE AGREEMENT

TCG STRATEGIC INCOME FUND

This fee agreement (“Agreement”) is made and effective as of this _____ day of _________________ 20__, by and between Foreside Financial Services, LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

WHEREAS, Distributor and Dealer have entered into a dealer agreement dated as of ____________ (“Dealer Agreement”), which entitles Dealer to serve as a selected dealer of the TCG Strategic Income Fund for which Distributor serves as distributor; and

WHEREAS, Distributor and Dealer wish to confirm Distributor’s and Dealer’s understanding and agreement with respect to [Rule 12b-1] payments to be made to Dealer in accordance with the Dealer Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. This Agreement confirms Distributor’s and Dealer’s understanding and agreement with respect to [Rule 12b-1] payments to be made to Dealer in accordance with the Dealer Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

2. From time to time during the term of this Agreement, Distributor may make payments to Dealer pursuant to one or more distribution and service plans (the “Plans”) adopted by the Fund which operate(s) in a manner consistent with Rule 12b-1 of the 1940 Act. Dealer shall furnish sales and marketing services and/or shareholder services to Dealer’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by the Fund’s transfer agent. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such [Rule 12b-1 Plan] payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s Clearing Agent such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

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3. Any such fee payments shall reflect the amounts described in the Fund’s prospectus. Payments will be based on the average daily net assets of Shares which are owned by those customers of Dealer whose records, as maintained by the Fund or the transfer agent, designate Dealer’s firm as the customer’s dealer of record. No such fee payments will be payable to Dealer with respect to Shares purchased by or through Dealer and redeemed by the Fund within seven (7) business days after the date of confirmation of such purchase. Dealer represents that Dealer is eligible to receive any such payments made to Dealer under the Plans.

4. Dealer agrees that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

5. Upon request, on a quarterly basis, Dealer shall furnish Distributor with a written report describing the amounts payable to Dealer pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. Dealer shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Dealer pursuant to this Agreement.

6. This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans. This Agreement may be terminated, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated upon a termination of the relevant Plan or the Dealer Agreement, if the Fund closes to new investments, or if Distributor’s Distribution Agreement with the Fund terminates.

7. This Agreement may be amended by Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8. This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

9. All notices and other communications shall be given as provided in the Dealer Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FINANCIAL SERVICES, LLC	[DEALER NAME]

By:	By:

Name	Name:

Title:	Title:

[Dealer address]

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